SHAW PITTMAN
              A Law Partnership including Professional Corporations
                               2300 N Street, N.W.
                              Washington, DC 20037




                                  May 17, 2000



CNL Hospitality Properties, Inc.
450 South Orange Avenue
Orlando, FL 32801

Ladies and Gentlemen:


         We have acted as counsel for CNL Hospitality Properties, Inc., a Maryland corporation (the "Company"), in connection with the registration and proposed sale of up to 45,000,000 shares of common stock of the Company, par value $.01 per share, and having a per share purchase price of $10.00 (the "Shares"), pursuant to the Registration Statement on Form S-11 (File No. 333-89691) which was filed by the Company under the Securities Act of 1933 (the "Registration Statement").


         Based upon an examination and review of, and in reliance upon, such documents as we have deemed necessary, relevant or appropriate, we are of the opinion that upon approval by the requisite vote of the stockholders of the Company of the increase in the number of authorized shares of common stock to 150,000,000 shares, the filing of Articles of Amendment relating to such increase with, and acceptance of such Articles of Amendment by, the State Department of Assessments and Taxation of Maryland and the issuance and delivery as provided in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Opinions" in the prospectus constituting a part of the Registration Statement.


                                                     Very truly yours,

                                                     /s/ SHAW PITTMAN

                                                     SHAW PITTMAN